Exhibit 1

Cemex announces senior level organizational changes

Monterrey, Mexico. February 10, 2025– Following today’s announcement of the retirement of Fernando Gonzalez as CEO of Cemex, and the appointment of Jaime Muguiro as new CEO effective April 1st 2025, Cemex announces the following changes to its senior-level organization.

•	Jesus Gonzalez, current President of Cemex South, Central America, and the Caribbean, has been appointed President of Cemex USA.

•	Sergio Menendez, current President of Cemex Europe, Middle East, and Africa, has been appointed President of Cemex Mexico.

•	Jose Antonio Cabrera, former President of Cemex Dominican Republic and Puerto Rico, has been appointed President of Cemex Europe, Middle East, and Africa.

•	Alejandro Ramirez, current President of Cemex Colombia and Peru, has been appointed President of Cemex South, Central America, and the Caribbean.

•	Ricardo Naya, current President of Cemex Mexico, has been appointed Executive Vice President of Sustainability and Operations Development.

These changes will also take effect on April 1st, 2025, and reflect Cemex’s commitment to leadership development and organizational success.

About Cemex

Cemex is a global construction materials company that is building a better future through sustainable products and solutions. Cemex is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. Cemex is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the help of new technologies. Cemex offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience enabled by digital technologies. For more information, please visit: www.cemex.com

Contact information

Analyst and Investor Relations - New York

Blake Haider

+1 (212) 317-6011

ir@cemex.com

Analyst and Investor Relations - Monterrey

Patricio Treviño Garza

+52 (81) 8888-4327

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

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Except as the context otherwise may require, references in this press release to “Cemex,” ”we,” ”us,” ”our,” refer to Cemex, S.A.B. de C.V. (NYSE: CX) and its consolidated subsidiaries. This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Cemex intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These forward-looking statements reflect Cemex’s current expectations and projections about future events based on Cemex’s knowledge of present facts and circumstances and assumptions about future events, as well as Cemex’s current plans based on such facts and circumstances, unless otherwise indicated. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Cemex’s expectations, including, among others, risks, uncertainties, and assumptions discussed in Cemex’s most recent annual report and detailed from time to time in Cemex’s other filings with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, which if materialized could ultimately lead to Cemex’s expectations and/or expected results not producing the expected benefits and/or results. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. These factors may be revised or supplemented, and the information contained in this press release is subject to change without notice, but Cemex is not under, and expressly disclaims, any obligation to update or correct this press release or revise any forward-looking statement contained herein, whether as a result of new information, future events or otherwise, or to reflect the occurrence of anticipated or unanticipated events or circumstances. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The content of this press release is for informational purposes only, and you should not construe any such information or other material as legal, tax, investment, financial, or other advice. All references to prices in this press release refer to Cemex’s prices for Cemex products and services. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a ‘green’, ‘social,’ or ‘sustainable’ or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as ‘green’, ‘social,’ or ‘sustainable’ or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities and/or reporting of those activities will meet any present or future expectations or requirements for describing or classifying funding and financing activities as ‘green’, ‘social’, or ‘sustainable’ or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time.